SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                       ----------------------------------

                                   FORM 8-K/A
                                (Amendment No. 1)

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): May 15, 2003

                        PHARMACEUTICAL FORMULATIONS, INC.
               (Exact Name of Registrant as Specified in Charter)


     DELAWARE                        0-11274                   22-2367644
(State or Other Jurisdiction       (Commission                (IRS Employer
   of Incorporation)               File Number)             Identification No.)

                 460 PLAINFIELD AVENUE, EDISON, NEW JERSEY 08818
          (Address of Principal Executive Offices, including Zip Code)

        Registrant's telephone number, including area code: 732-985-7100

                                      N.A.
          (Former Name or Former Address, if Changed Since Last Report)

The undersigned Registrant hereby amends the following items: Financial Statements and Exhibits of their Form 8-K dated May 30, 2003, as set forth in the pages attached hereto.

Item 7 of the Current Report on Form 8-K dated May 30, 2003 filed by Pharmaceutical Formulations, Inc. is hereby amended to read in its entirety as follows:

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

     (a)  PRO FORMA Financial Information

          See Index to Financial Statements (page F-1).

     (b)  Financial Statements of Business Acquired

          See Index to Financial Statements (page F-1).

     (c)  Exhibits

          10.1 Stock Purchase Agreement between Pharmaceutical Formulations, Inc, Konsyl Pharmaceuticals, Inc. and Frank X. Buhler, dated as of April 15, 2003 *

          10.2 Lease between ANDA Investments Ltd and Konsyl Pharmaceuticals, Inc. regarding real property in Talbot County, Maryland dated May 15, 2003 *

          10.3 Form of Warrant Certificate issued by Pharmaceutical Formulations, Inc. and ANDA Investments, Ltd, Peter Blum and Norman C. Dodson for the right to purchase an aggregate of 1,200,000 shares of common stock of PFI (subject to adjustment) at any time between April 15, 2003 and April 15, 2010 at a price of $0.204 per share (subject to adjustment) *

          10.4 Consultancy Agreement between Pharmaceutical Formulations, Inc, Konsyl Pharmaceuticals, Inc. and Frank X. Buhler, dated as of April 15, 2003*

          10.5 Promissory note for $2,500,000 issued by Pharmaceutical Formulations, Inc, to Frank X. Buhler, dated as of April 15, 2003 *

          10.6 First Amended and Restated Financing Agreement between The CIT Group/Business Credit, Inc. successor by merger to The CIT Group/Credit Finance, Inc. and assignee of Fidelcor Business Credit Corporation (as Lender) and Pharmaceutical Formulations, Inc. (successor by merger to Private Formulations, Inc. f/k/a PharmaControl Corp.) and Konsyl Pharmaceuticals, Inc., jointly and severally (collectively as Borrower) dated as of May 15, 2003.*

          23.1    Consent of BDO Seidman, LLP dated October 1, 2004

          99.1    Press release issued May 15, 2003 *

* Previously filed

INDEX TO FINANCIAL STATEMENTS                                                                    Page

Unaudited PRO FORMA Combined Condensed Financial Data of Pharmaceutical Formulations, Inc.
    and Konsyl Pharmaceuticals, Inc.                                                                5

Unaudited PRO FORMA Combined Condensed Statement of Operations for the Fiscal Year Ended
    June 29, 2002                                                                                   7

Unaudited PRO FORMA Combined Condensed Statement of Operations for the Six Months Ended
    December 28, 2002                                                                               8

Unaudited PRO FORMA Combined Condensed Statement of Operations for the Three Months Ended
    March 29, 2003                                                                                  9

Notes to Unaudited PRO FORMA Combined Condensed Statement of Operations                            10
Unaudited Condensed Balance Sheet of Konsyl Pharmacueticals, Inc. as of
     March 29, 2003                                                                                11

Unaudited Condensed Statement of Operations of Konsyl Pharmacueticals, Inc. for the Three
    Months ended March 29, 2003 and March 31, 2002                                                 12

Unaudited Condensed Statement of Cash Flows of Konsyl Pharmacueticals, Inc. for the Three
    Months ended  March 29, 2003 and March 31, 2002                                                13

Notes to Unaudited Condensed Financial Statements                                                  14

Report of Independent Certified Public Accountants, BDO Seidman, LLP                               15

Financial Statements of Konsyl Pharmaceuticals, Inc. as of and for the Years Ended
    December 31, 2002 and 2001
         Balance Sheets                                                                            16
         Statements of Operations                                                                  18
         Statements of Stockholders' Equity                                                        19
         Statements of Cash Flows                                                                  20
         Notes to Financial Statements                                                             22

Audited Financial Statements of Pharmaceutical Formulations Inc. for the Fiscal Year Ended
    June 29, 2002 **
Audited Financial Statements of Pharmaceutical Formulations, Inc. for the Six Months Ended
    December 28, 2002 ***
Unaudited Financial Statements of Pharmaceutical Formulations for the Three Months Ended
    March 29, 2003 ****
Unaudited Financial Statements of Pharmaceutical Formulations for the Three Months Ended
    June 28, 2003 *****
Unaudited Financial Statements of Pharmaceutical Formulations for the Three Months Ended
    September 27, 2003 ******

** Incorporated by reference to the registrant's Annual Report on Form 10-K for the Fiscal Year Ended June 29, 2002

*** Incorporated by reference to the registrant's Transition Report on Form 10-KT for the Six Months Ended December 28, 2002

**** Incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the Three Months Ended March 29, 2003

***** Incorporated by reference to the registrant's Quarterly Report on Form 10-Q for the Six Months Ended June 28, 2003

****** Incorporated by reference to the registrant's Quarterly Report on Form
       10-Q for the Nine Months Ended September 27, 2003


UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA OF PHARMACEUTICAL FORMULATIONS, INC. AND KONSYL PHARMACEUTICALS, INC. ($ IN THOUSANDS EXCEPT PER SHARE DATA)

     On May 15, 2003 the Company completed its acquisition of the stock of Konsyl Pharmaceuticals, Inc. of Fort Worth, Texas ("Konsyl") for an aggregate purchase price of $9,246. The consideration for the acquisition consisted of $6,502 of cash and a $2,500 seller note. In addition, as part of the purchase price, the Company issued warrants to purchase 1.2 million shares of common stock of PFI at an exercise price of $.204 per share, valued at $244. The warrants are exercisable until April 15, 2010.

     The acquisition has been accounted for as a purchase; accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values. The fair values of these items were based upon management's estimates with the assistance of independent professional valuation firms. Certain of the acquired assets were intangible in nature, including trademarks. Management employed an independent valuation firm to assist in determining the fair value of these intangible assets. The excess purchase price over the amounts allocated to the assets was recorded as goodwill.

     The following summarizes the allocation of purchase price to net assets acquired and liabilities assumed:

              Cash                                                  $    493
              Accounts receivable                                      1,324
              Inventory                                                2,129
              Prepaid expenses                                           474
              Property, plant and equipment, net                       1,527
              Other assets                                               287
              Goodwill                                                 2,978
              Trademarks                                               1,740
              Less Deferred Taxes                                     (1,242)
              Accounts payable                                          (464)
                                                                     --------
                                                                     $ 9,246
                                                                     ========

     The transaction was financed by a combination of asset-based and term loan financing aggregating $3,700 from PFI's existing lender, CIT Group/Business Credit, Inc, as well as a loan of $1,627 from ICC Industries Inc., $595 of equipment financing facilitated by ICC, the holder of approximately 74.5 million shares (approximately 87%) of the common stock of our common stock, a five year note to the former stockholder of Konsyl in the amount of $2,500, Konsyl's own cash of $350, and a cash payment of $230, including transaction costs.

     Konsyl is a manufacturer and distributor of powdered dietary natural fiber supplements. The products are manufactured at its plant in Easton, Maryland and are sold, both domestically and internationally, to pharmaceutical wholesalers, drugstore chains, mass merchandisers, grocery store chains, and grocery distributors. Products are sold under both the "Konsyl(R)" brand name and various private labels.

     Equipment and other physical property of Konsyl which were acquired are used for the manufacture, marketing and distribution of powdered dietary natural supplements; the Company plans to continue to use these assets for the same purpose.

     In connection with PFI's acquisition of Konsyl, PFI, Konsyl and Mr. Frank
X. Buhler, the former majority stockholder of Konsyl, entered into a consultancy agreement for one year at $5 per month. In addition, Mr. Buhler was elected to the Board of Directors of PFI at the annual meeting of the stockholders of PFI on June 18, 2003. Konsyl also entered into a five-year lease with ANDA Investments Ltd., a company partially owned by Mr. Buhler, regarding the company's manufacturing facility in Maryland. Annual rent is $200, payable quarterly. In addition, Konsyl has an option to purchase the facility for $2,250. This option expires on May 14, 2006.

     The PRO FORMA information is presented for illustrative purposes only and is not necessarily indicative of the operating results or the financial position that would have occurred if the acquisition had been consummated as of the assumed date, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The acquisition has been accounted for as a purchase; accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values. The fair values of these items were based upon management's estimates with the assistance of independent professional valuation firms. Certain of the acquired assets were intangible in nature, including trademarks. Management employed an independent valuation firm to assist in determining the fair value of these intangible assets. The excess purchase price over the amounts allocated to the assets was recorded as goodwill.

     The unaudited combined condensed PRO FORMA statements of operations are based on our individual statements and the financial statements of Konsyl appearing elsewhere in this report, and combines our results of operations and Konsyl for the year ended June 29, 2002, the six months ended December 28, 2002 and the three months ended March 29, 2003 as if the acquisition occurred on July 1, 2001. These unaudited combined condensed financial statements should be read in conjunction with our historical financial statements and notes thereto, which are incorporated herein by reference, and the financial statements of Konsyl included elsewhere in this report.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
FISCAL YEAR ENDED JUNE 29, 2002
( IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     Pharmaceutical        Konsyl        Acquisition
                                                      Formulations     Pharmaceuticals   Adjustments          Combined
                                                    ---------------    ---------------   ------------        --------------

NET SALES                                            $    52,457         $   11,564       $                  $   64,021

COSTS AND EXPENSES
    Cost of goods sold                                    46,511              6,350            567               53,428
    Selling, general and administrative expenses           9,714              3,860                              13,574
    Research and development                                 282                  0                                 282
                                                    ---------------    ---------------   ------------        --------------
                                                          56,507             10,210            567               67,284
                                                    ---------------    ---------------   ------------        --------------

INCOME (LOSS) FROM OPERATIONS                             (4,050)             1,354           (567)              (3,263)
                                                    ---------------    ---------------   ------------        --------------

OTHER INCOME (EXPENSE)
    Interest expense                                      (4,709)                 0           (500)              (5,209)
    Other                                                    511                 94            (93)                 512
                                                    ---------------    ---------------   ------------        --------------
                                                          (4,198)                94           (593)              (4,697)
                                                    ---------------    ---------------   ------------        --------------

INCOME LOSS BEFORE INCOME TAXES (BENEFIT)                 (8,248)             1,448         (1,160)              (7,960)
INCOME TAX EXPENSE (BENEFIT)                              (1,360)               514           (406)              (1,252)
                                                    ---------------    ---------------   ------------        --------------

NET INCOME (LOSS)                                    $    (6,888)      $        934      $    (754)        $     (6,708)
                                                    ===============    ===============   ============        ==============

LOSS PER SHARE - BASIC AND DILUTED                        ($0.12)                                                ($0.11)
                                                    ===============                                          ==============

BASIC AND DILUTED AVERAGE COMMON
    SHARES OUTSTANDING                                    59,078                                                 59,078
                                                    ===============                                          ==============

SEE ACCOMPANYING NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS.


UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
SIX MONTHS ENDED DECEMBER 28, 2002
( IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     Pharmaceutical        Konsyl        Acquisition
                                                      Formulations     Pharmaceuticals   Adjustments          Combined
                                                    ---------------    ---------------   --------------   -----------------

NET SALES                                            $    33,223        $    5,371        $                $   38,594

COSTS AND EXPENSES
    Cost of goods sold                                    27,481             2,750            170              30,401
    Selling, general and administrative expenses           4,543             2,030                              6,573
    Research and development                                 148                 0                                148
                                                    ---------------    ---------------   --------------   -----------------
                                                          32,172             4,780            170              37,122
                                                    ---------------    ---------------   --------------   -----------------

INCOME FROM OPERATIONS                                     1,051               591           (170)              1,472
                                                    ---------------    ---------------   --------------   -----------------

OTHER INCOME (EXPENSE)
    Interest expense                                      (1,786)                0           (250)             (2,036)

    Other                                                    166                (5)           (47)                114
                                                    ---------------    ---------------   --------------   -----------------
                                                          (1,620)               (5)          (297)             (1,922)
                                                    ---------------    ---------------   --------------   -----------------

INCOME (LOSS) BEFORE INCOME TAXES (BENEFIT)                 (569)              586           (467)               (450)
INCOME TAX EXPENSE (BENEFIT)                              (1,113)              203           (163)             (1,073)
                                                    ---------------    ---------------   --------------   -----------------

NET INCOME (LOSS)                                    $       544        $      383        $  (304)         $      623
                                                    ===============    ===============   ==============   =================


LOSS PER SHARE - BASIC AND DILUTED                         $0.01                                                $0.01
                                                    ================                                      =================

BASIC AND DILUTED AVERAGE COMMON
    SHARES OUTSTANDING                                    85,278                                               85,278
                                                    ================                                      =================

SEE ACCOMPANYING NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 29, 2003
( IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      Pharmaceutical        Konsyl          Acquisition
                                                       Formulations     Pharmaceuticals     Adjustments        Combined
                                                      ---------------   ---------------     ------------      ---------------

NET SALES                                              $   16,214         $    2,771      $          -        $   18,985

COSTS AND EXPENSES
    Cost of goods sold                                     13,945              1,418                85            15,448
    Selling, general and administrative expenses            2,289                941                               3,230
    Research and development                                   59                                                     59
                                                      ---------------   ---------------     ------------      ---------------
                                                           16,293              2,359                85            18,737
                                                      ---------------   ---------------     ------------      ---------------

INCOME (LOSS) FROM OPERATIONS                                 (79)               412               (85)              248
                                                      ---------------   ---------------     ------------      ---------------

OTHER INCOME (EXPENSE)
    Interest expense                                         (809)                                (125)             (934)
    Other                                                      44               (920)              (23)              899
                                                      ---------------   ---------------     ------------      ---------------
                                                             (765)              (920)             (148)           (1,833)
                                                      ---------------   ---------------     ------------      ---------------

INCOME (LOSS) BEFORE
    INCOME TAXES (BENEFIT)                                   (844)              (508)             (233)           (1,585)
INCOME TAX EXPENSE (BENEFIT)                                 (296)              (341)               82              (719)
                                                      ---------------   ---------------     ------------      ---------------

NET INCOME (LOSS)                                     $      (548)        $     (167)       $     (151)       $     (866)
                                                      ===============   ===============     ============      ===============

LOSS  PER SHARE - BASIC AND DILUTED                        ($0.01)                                                ($0.01)
                                                      ===============                                         ===============

BASIC AND DILUTED AVERAGE COMMON
    SHARES OUTSTANDING                                     85,334                                                 85,334
                                                      ===============                                         ===============

SEE ACCOMPANYING NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS.


NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

(IN THOUSANDS)

     Note 1 - The Unaudited PRO FORMA Combined Condensed Statements of Operations reflect the acquisition of Konsyl Pharmaceuticals, Inc. as if the acquisition had occurred on July 1, 2001. The Unaudited PRO FORMA Combined Condensed Statements of Operations for the Fiscal Year Ended June 29, 2002 and the Six Months Ended December 28, 2002 were derived from the audited consolidated Statements of Operations of Pharmaceutical Formulations, Inc. and the unaudited Statements of Operations for Konsyl Pharmaceuticals, Inc for those respective periods. The Unaudited PRO FORMA Combined Condensed Statements of Operations for the Three Months Ended March 29, 2003 were derived from the unaudited consolidated Statement of Operations of Pharmaceutical Formulations, Inc. and the unaudited Statement of Operations for Konsyl Pharmaceuticals, Inc for that respective period.

     Note 2- Acquisition Adjustments for each period presented reflects the pro forma adjustments relating to the acquisition of the stock of Konsyl Pharmaceuticals, Inc. The acquisition has been accounted for as a purchase; accordingly, the assets acquired and liabilities assumed have been recorded at their estimated fair values. The fair values of these items were based upon management's estimates with the assistance of independent professional valuation firms. Cost of Goods Sold has been increased each year for the additional deprecation on the stepped up valuation of the fixed assets. The additional depreciation is based upon various estimated useful lives of between 1 and 5 years. Cost of Goods Sold has been increased for the year ended June 29, 2002 to reflect the stepped up valuation of inventory acquired. Other expense has been adjusted to reflect amortization of the plant purchase option related to the manufacturing facility in Easton, Maryland. This purchase option is being amortized over 3 years. Additional interest expense represents the estimated cost of financing charges on the debt issued in connection with the acquisition. The transaction was financed by a combination of asset-based and term loan financing aggregating $3,700 from PFI's existing lender, CIT Business Credit, as well as a loan of $1,627 from, and $595 of equipment financing facilitated by ICC Industries Inc., the holder of approximately 74.5 million shares (approximately 87%) of the common stock of PFI, a five year note to the former stockholder of Konsyl in the amount of $2,500, Konsyl's own cash of $350, a cash payment of $230. Interest rates on the debt range from prime to prime plus 2%. Income taxes have been adjusted to reflect the income tax benefit on the adjusted net loss at the Company's effective tax rate.

KONSYL PHARMACEUTICALS, INC.
UNAUDITED CONDENSED BALANCE SHEET
(IN THOUSANDS)

ASSETS                                             March 29, 2003
                                                  ------------------

CURRENT ASSETS
    Cash and Cash Equivalents                      $   4,464
    Accounts receivable - net                          1,485
    Inventories                                        1,912
    Prepaid expenses and other current assets            688
                                                ------------
                Total current assets                   8,549

PROPERTY, PLANT AND EQUIPMENT, NET                       648
INVESTMENTS                                              567
OTHER ASSETS                                             115
                                                  ------------------

                                                   $   9,879
                                                  ==================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                     397
    Accrued Income Taxes                                   -
    Accrued expenses                                   1,275
                                                  ------------------
                Total current liabilities              1,672
                                                  ------------------

STOCKHOLDERS' EQUITY                                   8,207
                                                  ------------------
                                                     $ 9,879
                                                  ==================

SEE ACCOMPANYING NOTES TO CONDENSED FINANCIAL STATEMENTS

KONSYL PHARMACEUTICALS, INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED  MARCH 29, 2003 AND MARCH 31, 2002
(IN THOUSANDS)

                                                          March 29, 2003          March 31, 2002
                                                          -----------------       -----------------

NET SALES                                                  $ 2,771                $ 2,747

COSTS AND EXPENSES
    Cost of goods sold                                       1,418                  1,543
    Selling, general and administrative expenses               941                    879
                                                           -------                -------
                                                             2,359                  2,422
                                                           -------                -------

INCOME FROM OPERATIONS                                         412                    325
                                                           -------                -------

    Other Expense                                            *(920)                     6

INCOME LOSS BEFORE INCOME TAXES (BENEFIT)                     (508)                   331
INCOME TAX EXPENSE (BENEFIT)                                  (341)                   117
                                                           -------                -------

NET INCOME (LOSS)                                          $  (167)               $   214
                                                           ========               =======
Cash Flows From Operating Activities
    Net income (loss)                                     ($   167)               $   214
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization                           39                     43
        Changes in operating assets and liabilities:
            Trade accounts receivable                         (112)                  (228)
            Inventories                                        158                   (140)
            Income tax refund receivable
            Other current assets                              (346)                   117
            Trade accounts payable                              92                   (182)
            Accrued liabilities                                720                    136
                                                           -------                -------

Net cash provided by operating activities                      384                    (40)
                                                           -------                -------

Cash Flows From Investing Activities
        Purchases of property and equipment                    (17)                   (27)

Net change in cash and cash equivalents                        367                    (67)

Cash and cash equivalents at beginning of period             4,097                  2,783
                                                           -------                -------

Cash and cash equivalents at end of period                 $ 4,464                $ 2,716
                                                           =======                =======


SEE ACCOMPANYING NOTES TO CONDENSED FINANCIAL STATEMENTS



                     NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1    INTERIM FINANCIAL REPORTING

          The accompanying financial statements should be read in conjunction with the audited financial statements for the year ended December 31, 2002 included elsewhere in this report. Accordingly, footnotes that would substantially duplicate such disclosure have been omitted.

          The interim financial statements reflect all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented.

          The results of operations for the three months ended March 29, 2003 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2003 or any other period.

NOTE 2    INVENTORIES

          Inventories consist of the following:

                                                          MARCH 29, 2003
                                                          ---------------

                       Raw materials and packaging         $   925,000

                       Finished goods                          987,000
                                                           -----------
                                                            $1,912,000
                                                           ===========

BDO               BDO SEIDMAN, LLP                  700 N. Pearl, Suite 2000
                  Accountants and Consultants       Dallas, Texas 75201-2867
                                                    Telephone: (214) 969-7007
                                                    Fax: (214) 953-0722

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Konsyl Pharmaceuticals, Inc.
Ft. Worth, Texas

We have audited the accompanying balance sheets of Konsyl Pharmaceuticals, Inc. as of December 31, 2002 and 2001, and the related statements of operations, stockholders' equity -and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Konsyl Pharmaceuticals, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Dallas, Texas
August 15, 2003

                                                    KONSYL PHARMACEUTICALS, INC.
-----------------------------------------------------------------------------------------------------------


                                                                  BALANCE SHEETS



DECEMBER 31,                                                          2002                       2001
-----------------------------------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS
     Cash and cash equivalents (including interest bearing
         deposits of $3,300,000 and $2,350,000 in 2002
         and 2001, respectively)                                     $  4,097,083             $  2,783,437
     Trade accounts receivable, net of allowance for
         doubtful accounts of $70,923 and $110,470 in
         2002 and 2001, respectively                                    1,372,548                1,982,352
     Inventories                                                        2,070,435                1,907,065
     Income tax refund receivable                                               -                  172,554
     Notes receivable from stockholders                                    97,012                   96,400
     Deferred tax asset                                                   135,620                  126,724
     Other current assets                                                 108,954                   27,593

Total current assets                                                    7,881,652                7,096,125
-----------------------------------------------------------------------------------------------------------

Investments in marketable securities                                    1,108,247                1,319,421
Property and equipment, net                                               669,964                  682,940
Cash surrender value of life insurance policies                           428,598                  411,293
Deferred tax asset                                                         10,365                   22,006
Other assets                                                                8,344                    8,344
-----------------------------------------------------------------------------------------------------------

                                                                     $ 10,107,170             $  9,540,129

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Trade accounts payable                                          $    305,282             $    563,524
     Income taxes payable                                                 103,362                        -
     Accrued liabilities                                                  451,872                  470,272
-----------------------------------------------------------------------------------------------------------

Total current liabilities                                                 860,516                1,033,796
-----------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
     Common stock, voting, $.10 par value. Authorized
         1,000,000 shares; issued and outstanding 500,000
         shares                                                            50,000                   50,000
     Common stock, non-voting, $.10 par value
         Authorized 75,000 shares in 2002 and 2001; issued
         and outstanding 75,000 shares in 2002 and 73,875
         shares in 2001                                                     7,500                    7,388
     Additional paid-in capital                                           632,787                  627,387
     Accumulated other comprehensive loss                                (674,026)                (458,113)
     Retained earning                                                   9,230,393                8,279,671
-----------------------------------------------------------------------------------------------------------

Total stockholders' equity                                              9,246,654                8,506,333
-----------------------------------------------------------------------------------------------------------

                                                                     $ 10,107,170             $  9,540,129
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

                                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.


                                                    KONSYL PHARMACEUTICALS, INC.

                                                         STATEMENT OF OPERATIONS
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

FOR THE YEARS ENDED DECEMBER 31,                                      2002                    2001
---------------------------------------------------------------------------------------------------
REVENUES                                                       $11,199,909           $11,975,784

COST OF GOODS SOLD                                               5,795,934             6,897,590
---------------------------------------------------------------------------------------------------

GROSS MARGIN                                                     5,403,975             5,078,194

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES                    3,914,106             4,355,858
---------------------------------------------------------------------------------------------------

OPERATING INCOME                                                 1,489,869               722,336
---------------------------------------------------------------------------------------------------

OTHER INCOME (EXPENSE):
    Interest income                                                 43,007                72,019
    Investment earnings                                             13,881                19,368
    Loss on sale of investments                                          -              (501,357)
    Other, net                                                     (64,892)               (1,060)
---------------------------------------------------------------------------------------------------
                                                                    (8,004)             (411,030)
---------------------------------------------------------------------------------------------------
NET INCOME BEFORE INCOME TAXES                                   1,481,865               311,306
INCOME TAX EXPENSE                                                 531,143               121,189
---------------------------------------------------------------------------------------------------
NET INCOME                                                         950,722               190,117
---------------------------------------------------------------------------------------------------
COMPREHENSIVE INCOME (LOSS):
Net income                                                         950,722               190,117
    Unrealized loss on available-for-sale securities              (327,140)             (477,196)
    Reclassification adjustment for net realized losses on
        available-for-sale securities included in net income             -               501,357
    Tax effect of other comprehensive income (loss)                111,227                (8,214)
---------------------------------------------------------------------------------------------------
NET COMPREHENSIVE INCOME                                          $734,809              $206,064
---------------------------------------------------------------------------------------------------

                                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.


                                                    KONSYL PHARMACEUTICALS, INC.

                                               STATEMENT OF STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

                                 VOTING    NONVOTING     ADDITIONAL        ACCUMULATED                                 TOTAL
                                 COMMON       COMMON        PAID-IN           OTHER              RETAINED      STOCKHOLDERS'
                                  STOCK        STOCK        CAPITAL      COMPREHENSIVE LOSS      EARNINGS             EQUITY
-----------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER
31, 2000                  $      50,000  $     7,288  $     622,587        $   (474,060)     $ 8,089,554   $   8,295,369

   Net income                         -            -              -                   -          190,117         190,117

   Change in fair value
   of securities
    available-for-
   sales, net of tax                  -            -              -               15,947                -         15,947

   Shares issued in
   connection with
   stock option plan                  -          100          4,800                   -                 -          4,900
-----------------------------------------------------------------------------------------------------------------------------

BALANCES AT DECEMBER
31, 2001                         50,000        7,388        627,387            (458,113)        8,279,671      8,506,333

   Net income                         -            -              -                   -           950,722        950,722

   Change in fair
   value of securities
   available-for-
   sale, net of tax                   -            -              -            (215,913)                -       (215,913)

   Shares issued in
   connection with
    stock option plan                 -          112          5,400                   -                 -          5,512
-----------------------------------------------------------------------------------------------------------------------------

BALANCES AT DECEMBER
31, 2002                  $      50,000  $     7,500  $     632,787        $   (674,026)     $ 9,230,393   $   9,246,654
-----------------------------------------------------------------------------------------------------------------------------



                                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                                                    KONSYL PHARMACEUTICALS, INC.

                                                         STATEMENT OF CASH FLOWS
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

FOR THE YEARS ENDED DECEMBER 31,                                                          2002                2001
-------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income                                                                      $950,722            $190,117
      Adjustments to reconcile net income to net cash provided by operating activities:
             Loss on sale of investments                                                     -             501,357
             Depreciation and amortization                                             155,244             172,817
             Gain on disposal of equipment                                             (26,859)               --
             Deferred tax expense (benefit)                                              2,745            (137,974)
             Reinvested investment earnings                                             (4,739)             (4,621)
             Appreciation in cash surrender value of life insurance policies
                                                                                       (17,305)            (24,390)
             Changes in operating assets and liabilities:
                 Trade accounts receivable                                             609,804            (387,821)
                 Inventories                                                          (163,370)            737,046
                 Income taxes refund receivable                                        172,554            (172,554)
                 Other current assets                                                  (81,361)            (10,614)
                 Trade accounts payable                                               (258,242)            373,183
                 Income taxes payable                                                  103,362             (68,145)
                 Accrued liabilities                                                   (18,400)            (20,383)
--------------------------------------------------------------------------------------------------------------------

Net cash provided by operating activities                                            1,424,155           1,148,018
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchases of property and equipment                                             (143,709)            (48,096)
      Proceeds from sale of property and equipment                                      28,300                   -
      Proceeds from sale of investments                                                      -             447,248
--------------------------------------------------------------------------------------------------------------------

Net cash provided by (used in) investing activities                                   (115,409)            399,152
--------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from notes receivable for shares from stock option
         plan                                                                            4,900                   -
--------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                4,900                   -
--------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                              1,313,646           1,547,170
Cash and cash equivalents at beginning of year                                       2,783,437           1,236,267
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                            $4,097,083          $2,783,437
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
        AND NONCASH FINANCING ACTIVITY:

          Cash paid during 2002 and 2001 for income taxes was approximately
               $314,000 and $513,000, respectively. The Company received a cash refund for income taxes in the amount of $72,500 in 2002.

          During 2002 and 2001, the Company received promissory notes due to the Company of $612 and $4,900, respectively, relating to the exercise price due from employees who exercised stock options.

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.


                          KONSYL PHARMACEUTICALS, INC.

                          NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT        DESCRIPTION OF BUSINESS - Konsyl
     ACCOUNTING POLICIES           Pharmaceuticals, Inc. (the Company) is
                                   engaged in the manufacturing and distribution of various forms of psyllium-based bowel normalizers.

                                   CASH AND CASH EQUIVALENTS - For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less, when purchased, to be cash equivalents.

                                   ALLOWANCE FOR DOUBTFUL ACCOUNTS - The
                                   allowance for doubtful accounts is a reserve established through a provision for bad debts charged to expense and represents our best estimate of probable losses resulting from non-payment of amounts recorded in the existing accounts receivable portfolio, as well as future credit memos and other accounts receivable adjustments. In estimating the allowance for doubtful accounts, we consider our historical write-off experience, accounts receivable aging reports, the creditworthiness of individual customers, economic conditions affecting specific customer industries and general economic conditions, among other factors.

                                   INVENTORIES - Inventories are valued at the lower of cost (first-in, first-out basis) or market. Inventory reserves are established whenever management believes that the cost of an inventory item exceeds its fair value less costs to sell.

                                   PROPERTY AND EQUIPMENT - Property and
                                   equipment are recorded at cost and are
                                   depreciated over their useful lives ranging from three to thirty years using the straight-line method. Leasehold improvements are amortized over shorter of the expected term of the lease or estimated useful life.

                                   USE OF ESTIMATES - Management of the Company has made certain estimates and assumptions relating to the reporting of assets, liabilities, revenues, and expenses to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

                                   INVESTMENTS - Investments in marketable
                                   equity securities are classified as
                                   available-for-sale. Securities
                                   available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Management determines the appropriate classification of securities at the time of purchase.

                                   STOCK COMPENSATION - Employee compensation expense under stock option plans is reported only if options are granted below market price at grant date in accordance with the intrinsic value method of APB Opinion No. 25. SFAS No. 123, "Accounting for Stock Based Compensation," as amended by SFAS No. 148, requires pro forma disclosures of net income and earnings per share for companies not adopting its fair value accounting method for stock-based employee compensation. No options have been granted since 1997; as such, pro forma net income for the years ended December 31, 2002 and 2001 have not been disclosed.

                                   INCOME TAXES - Income taxes are presented under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be reversed. A valuation allowance is recorded to reduce the carrying amount of deferred tax assets if it is more likely than not that such assets will be realized.

                                   REVENUE RECOGNITION - Revenue is recognized at the time of shipment to the customer, and adjusted for management's estimate of returns and other adjustments.

                                   COMPREHENSIVE INCOME - Comprehensive income includes all changes in equity during a period, except those resulting from investments by and distributions to owners.

                                   SEGMENTS - The Company operates in one
                                   segment, which is the manufacturing and
                                   distribution of various forms of
                                   psyllium-based bowel normalizers.

2.   INVENTORIES                   Inventories consist of the following at
                                   December 31:

                                                                                      2002                   2001
                                   ----------------------------------------------------------------------------------
                                   Raw materials and packaging                $       950,081       $      1,222,509
                                   Finished goods                                   1,120,354                684,556
                                   ----------------------------------------------------------------------------------
                                                                              $     2,070,435       $      1,907,065
                                   ----------------------------------------------------------------------------------
                                   ----------------------------------------------------------------------------------

                                   Finished goods include capitalized costs for labor and overhead.

3.   PROPERTY AND                  Property and equipment consist of the
     EQUIPMENT                      following at December 31:

                                                                                      2002                  2001
                                 ----------------------------------------------------------------------------------
                                 Warehouse facility                           $      454,471       $       454,471
                                 Equipment                                         1,847,243             1,840,271
                                 Furniture and fixtures                              362,148               355,139
                                 Leasehold improvements                              222,370               224,992
                                 ----------------------------------------------------------------------------------
                                                                                   2,886,232             2,874,873
                                 Less accumulated depreciation and
                                      amortization                                (2,216,268)           (2,191,933)
                                 ----------------------------------------------------------------------------------
                                                                              $      669,964       $       682,940
                                 ----------------------------------------------------------------------------------
                                 ----------------------------------------------------------------------------------

                                   Additions and improvements are capitalized while repairs and maintenance costs are expensed.


4.   LEASES                        The Company has entered into several
                                   noncancelable operating leases for land, manufacturing plant, warehouse, and office space. One operating lease is with a stockholder and requires quarterly lease payments of $50,000 through December 31, 2008. Future minimum lease payments under operating leases as of December 31, 2002 are as follows:

                                   YEARS ENDING DECEMBER 31:
                                   ---------------------------------------------
                                   2003                         $    255,355
                                   2004                              202,081
                                   2005                              201,769
                                   2006                              200,147
                                   2007                              200,000
                                   2008                              200,000
                                 -----------------------------------------------
                                   Total minimum lease payments $  1,259,352
                                 -----------------------------------------------
                                 -----------------------------------------------
                                   Total lease expense for operating leases for 2002 and 2001 was approximately $342,000 and $350,000, respectively, and includes $200,000 of lease expense to a stockholder in 2002 and 2001.

5.   INCOME TAXES                  The provision for income taxes consists of
                                   the following at December 31:

                                                                                     2002                  2001
                                 -----------------------------------------------------------------------------------
                                 Federal:
                                   Current expense                         $       491,343       $       235,901
                                   Deferred expense (benefit)                        2,745              (137,974)
                                 -----------------------------------------------------------------------------------
                                      Total federal provision                      494,088                97,927

                                 State:
                                     Current expense                       $        37,055      $         23,262
                                 -----------------------------------------------------------------------------------
                                 Total                                     $       531,143      $        121,189
                                 -----------------------------------------------------------------------------------
                                 -----------------------------------------------------------------------------------

                                   The differences between the expected tax expense applicable to net income before income tax expense (computed at 34%) and the actual income tax expense is as follows:

                                                                                     2002                  2001
                               ------------------------------------------------------------------------------------
                               Expected Federal income tax expense at
                                    statutory rate                           $       503,834      $       105,844
                               Increase (reduction) in Federal income tax
                                    expense resulting from:
                                      Travel and entertainment expenses                3,444                3,356
                                      Life insurance expense                           8,595                8,595
                                      Appreciation of life insurance
                                          policies                                    (5,883)              (8,293)
                                      State income tax expense, net of
                                          federal benefit                             24,456               15,353
                                      Nontaxable dividend income                      (3,303)              (4,502)
                                      Other                                                -                  836
                               -------------------------------------------------------------------------------------
                                                                             $       531,143      $       121,189
                               -------------------------------------------------------------------------------------

                                   Components of net deferred tax assets are as follows:

                                                                                         2002                2001
                               -------------------------------------------------------------------------------------

                               Assets:
                                  Capital loss carryforward                              97,802               97,802
                                  Accrued liabilities                                    37,818               32,322
                                  Property and equipment depreciation                    10,365               22,006
                               -------------------------------------------------------------------------------------
                                      Total deferred tax assets                         145,985              152,130
                               Liability - Bad Debt Allowance                                 -               (3,400)
                               -------------------------------------------------------------------------------------
                               Net deferred tax assets                                  145,985              148,730
                               -------------------------------------------------------------------------------------
                               -------------------------------------------------------------------------------------

                               Current portion                                          135,620              126,724
                               Noncurrent portion                                        10,365               22,006
                               -------------------------------------------------------------------------------------
                               Net deferred tax asset                                  $145,985   $       148,730
                               -------------------------------------------------------------------------------------
                               -------------------------------------------------------------------------------------
                               The capital loss carryforwards of approximately $288,000 expire in 2006.

6.   EMPLOYEES' PROFIT             The Company sponsors a noncontributory
     SHARING PLAN                  defined contribution profit sharing plan for
                                   all employees with contributions being
                                   provided by the Company in amounts up to 15% of eligible compensation. The plan requires one year of service prior to participation.
                                   The Company's cost of the plan was
                                   approximately $292,311 and $321,000 in 2002
                                   and 2001, respectively.

7. INCENTIVE STOCK                 The Company has an Employee Incentive Stock
   OPTION PLAN                     Option Plan which permits the board of
                                   directors to grant stock options to key
                                   management personnel up to an aggregate of 75,000 shares of non-voting common stock subject to certain restrictions. Options granted are exercisable annually beginning one year after the date of grant and expire in varying amounts up to five years after the date of grant.

                                   Certain employees have exercised their stock options in exchange for promissory notes due to the Company. These promissory notes bear interest ranging from 4.94% to 6.38%, with interest payments due annually on April 30. The principal amounts are due on dates ranging from April 30, 2003 to April 30, 2007. The promissory notes due to the Company were paid in conjunction with the acquisition of the Company on May 15, 2003 (see Note 11). As such, they are reflected as current assets at December 31, 2002 and 2001.

                                   No option grants have been made since 1997.
                                   During 2002 and 2001, no options expired and no options were forfeited; however, 1,125 and 1,000 options were exercised in 2002 and 2001, respectively at an exercise price of $4.90. No options were outstanding at December 31, 2002.

8.   RELATED PARTY TRANSACTIONS    The Company had the following amounts due
                                   from stockholders at December 31, 2002 and 2001:

                                                               2002      2001
                                   ---------------------------------------------
                                   Notes receivable       $   97,012   $ 96,400
                                   Interest receivable         5,982      3,982

                                   Interest income due from stockholders is included in other current assets in the accompanying balance sheets. Interest income associated with notes receivable for 2002 and 2001 was approximately $4,638 and $5,893, respectively, and is included in interest income in the accompanying statements of operations.

9.   BUSINESS AND CREDIT           Sales to one customer accounted for
     CONCENTRATIONS                approximately 32% and 34% of the Company's
                                   net revenues in 2002 and 2001, respectively.
                                   Trade accounts receivable from this customer was approximately $431,000 and $400,000 at December 31, 2002 and 2001, respectively. No other customer accounted for more than 10% of revenues or accounts receivable for the periods presented. The Company's purchases of its primary raw material used to manufacture its various finished goods are dependent upon the annual psyllium crops grown in certain geographic regions of India.

10.  CONTINGENCY                   The Company and other nonaffiliates
                                   (including the manufacturer of a
                                   pharmaceutical product) were served on August
                                   28, 1990 with an alleged product liability suit filed in the United States District
                                   Court, District of New Jersey. The Company acquired the distribution rights for the product on January 1, 1989 from stockholders who previously conducted the operations through an affiliated company. The plaintiffs allegedly represented a nationwide class action suit. During 1992, the class certification request was denied. Currently, there are various individual actions pending against the Company and other affiliates with similar claims.

                                   Pursuant to the provisions of the
                                   distribution agreement with the manufacturer, the manufacturer has agreed to represent, defend, and indemnify the Company against any product liability claims as a result of defective product, packaging or workmanship.

11.  SUBSEQUENT EVENT              During April 2003, the stockholders of the
                                   Company entered into a letter of intent with an unrelated third party to sell the stock of the Company, exclusive of investments in marketable securities and the cash surrender values of life insurance policies. The sale closed May 15, 2003 for the stated purchase price of $8,500,000.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     PHARMACEUTICAL FORMULATIONS, INC.


                                     By: /S/ A. ERNEST TOTH
                                             ------------------------------
                                             Name:  A. Ernest Toth
                                             Title: Vice President, Chief
                                                    Financial Officer

Dated:  October 4, 2004


                                  EXHIBIT INDEX

23.1    Consent of BDO Seidman LLP dated October 1, 2004